                                                                                                                                                                                                                                               Exhibit 99.2
 Investor Day
Supplement - OSG’s Net Asset Value
December 15, 2010

$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$ in millions
465
649
466
1,231
351
413
200
2,051
1,725
Steel Value
Cash and Cash Equivalents
Joint Ventures
Charters
Minus Debt
Net Asset Value

OSG

OSG’s Net Asset Value
$57/share
Cash & Equivalent and Debt estimates as of 12/31/2010; Steel Value as of 11/1/10; JV Value is PV of estimated dividends.
Crude
Product
US Flag
CIP
2,811

OSG updates the steel value of its International Flag fleet monthly to reflect current Sale and Purchase (S&P) market activity of similar vessels. Any variance to published and available information from Clarksons is due to differences in age or condition of a vessel or for a similar, but not exact, type of ship. As a result of a less active U.S. Flag S&P market, the U.S. Flag portion of the fleet is valued at net book value, adjusted in the case of newbuildings to reflect recent contract price indications. Vessels under construction are valued as the excess of the fair market value of newly delivered vessels over the remaining shipyard payments.

Owned Vessels	# Vessels	$ Million	% of Total
Crude			
Vplus	1	86	3.7%
VLCC	8	549	23.4%
Aframax	6	250	10.7%
Crude Lightering	2	28	1.2%
Panamax	9	318	13.6%
Total Crude	**26**	**1,231**	**52.5%**
Product			
LR1	2	83	3.5%
MR	14	380	16.2%
Car Carrier	1	3	0.1%
Total Product	**17**	**466**	**19.8%**
US Flag			
US Product	2	12	0.5%
US Shuttle Tanker	2	244	10.4%
ATBs	8	228	9.7%
US Lightering	3	165	7.0%
Total US Flag	**19**	**649**	**27.7%**
TOTAL	**62**	**2,345**	**100%**

Constr in Progress	# Vessels	$ Million	% of Total
Crude			
VLCC	2	188	40.4%
Aframax	2	43	9.3%
Total Crude	**2**	**231**	**49.7%**
Product			
LR1	2	67	14.5%
MR	2	31	6.7%
Total Product	**4**	**99**	**21.2%**
US Flag			
US Lightering	1	135	29.1%
Total US Flag	**1**	**135**	**29.1%**
TOTAL	**7**	**465**	**100.0%**

OSG

Steel Value
As of December 31, 2010, OSG
estimates the steel value of its
owned fleet to be $2.8 billion
OSG Net Asset Value

Vessel Class	Spread ($ / Day)
VLCC	1,400
Suezmax	-2,800
Aframax	-800
LR1	-2,700
MR	1,800
US Product	10,600

OSG

Charters-In
The value contribution of OSG’s charter-in fleet is the present value of the difference between charter-out revenue and the charter-in cost. For bareboat charters-in, charter-in cost includes operating expenses as they are paid by the charterer. The following table shows the average nominal spread between revenue and charter-in cost per revenue day. No value is ascribed to the portion of charters-in extending beyond end-2020.
Cash and Cash Equivalents / Debt
Cash and Cash Equivalents and Total Debt are forecasted as of December 31, 2010 based on (a) forecasted 4Q2010 cash flows; (b) Cash of $351 million (unchanged from September 30, 2010); and (c) 4Q2010 revolver borrowings required to maintain such Cash balance.
Joint Ventures
Each joint venture is valued as the present value of OSG’s share of the joint venture’s expected dividends and capital distributions. The FSO joint venture valuation assumes that the time charters on the two FSOs are renewed at rates similar to the average rate currently being earned on both vessels.
OSG Net Asset Value